NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS SECOND-QUARTER AND SIX-MONTH 2017 RESULTS,
ANNOUNCES NEW DEVELOPMENT PROJECT IN COLLEGE STATION, TEXAS

AUSTIN, TX, August 9, 2017 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with multi- and single-family residential real estate development, real estate leasing, hotel and entertainment businesses in the Austin, Texas area and select Texas markets, today reported second-quarter and six-month 2017 results.
Highlights:

•
In August 2017, finalized a 99-year ground lease on a 72-acre tract of land in College Station, Texas, for Jones Crossing, a new HEB Grocery Company, L.P. (HEB)-anchored, approximately $50 million, mixed-use project planned for approximately 258,000 square feet of commercial space

•	In June 2017, commenced construction on the first phase of Lantana Place, an approximately $40 million, 320,000-square-foot, mixed-use development project in southwest Austin

•
Expects to commence construction of the approximately $40 million Santal Phase II, a 212-unit garden style multi-family project in Barton Creek in third-quarter 2017, subject to completion of construction financing

•	For second-quarter 2017, generated real estate sales revenue of $4.0 million from the sale of Barton Creek and Circle C properties

•
For second-quarter 2017, operating income for the Entertainment segment, which includes Austin City Limits Live (ACL Live) and the 3TEN ACL Live venue, increased by 60 percent compared to second-quarter 2016

“Our results reflect a notable increase in Austin-area residential real estate sales activity and entertainment spending during the quarter, and we continued to advance development projects according to our strategy. We are excited to announce the Jones Crossing project in College Station, Texas, another mixed-use project in collaboration with HEB Grocery Company. This 72-acre project, located near Texas A&M University, will combine upscale shopping, dining, entertainment, and student-focused multi-family residential units in one of the fastest growing metropolitan areas in Texas. This project, along with our similar Magnolia, Texas multi-use project, are good examples of our vision for longer-term growth. We look forward to enhancing the value of these properties and creating value for shareholders,” said William H. Armstrong III, Chairman, President and Chief Executive Officer.

New Development Project in College Station, Texas
Stratus announced today that it has finalized a 99-year ground lease on a 72-acre tract of land in College Station, Texas, for Jones Crossing, a new HEB-anchored, mixed-use project. The Jones Crossing project is expected to total approximately 258,000 square feet of commercial space, including a 106,000-square-foot HEB grocery store. Zoning has been approved by the City of College Station and site engineering work has been completed. Stratus expects to break ground on the project during third-quarter 2017, subject to completion of construction financing. The HEB store is presently expected to open in mid-2018.

Second-Quarter 2017 Financial Results
Stratus reported a second-quarter 2017 net loss attributable to common stockholders of $0.9 million, $0.11 per share, compared with $2.5 million, $0.31 per share for second-quarter 2016. The improvement primarily reflects stronger consolidated revenue, higher segment operating income and lower general and administrative expenses compared to second-quarter 2016.

Stratus' Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $2.1 million in second-quarter 2017 and $4.1 million for the first six months of 2017, compared with $0.6 million in second-quarter 2016 and $2.9 million for the first six months of 2016. For a reconciliation of net loss attributable to common stockholders to Adjusted EBITDA, see the supplemental schedule, "Adjusted EBITDA," on page VI.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017		2016
	(In Thousands, Except Per Share Amounts)
Revenues
Real Estate Operations	$4,029	$1,456	$6,206		$3,719
Leasing Operations	2,032	2,366	4,523		4,555
Hotel	9,847	10,729	20,252		21,393
Entertainment	5,917	4,954	11,862		9,130
Eliminations and other	(396)	(355)	(750)		(621)
Total Consolidated Revenue	$21,429	$19,150	$42,093		$38,176

Operating income (loss)
Real Estate Operations	$104	$(487)	$248		$(493)
Leasing Operations	484	549	(904)	[a]	1,392
Hotel	1,602	2,159	3,839		4,267
Entertainment	1,091	656	2,152		1,392
Corporate and Other	(2,986)	(4,239)	(6,539)		(7,447)
Total Consolidated Operating Income (Loss)	$295	$(1,362)	$(1,204)		$(889)

Net loss attributable to common stockholders	$(893)	$(2,483)	$(3,563)	[a]	$(4,166)

Diluted net loss per share	$(0.11)	$(0.31)	$(0.44)	[a]	$(0.52)

Adjusted EBITDA	$2,054	$600	$4,107		$2,857

Capital Expenditures	$(2,799)	$(8,567)	$(5,100)		$(22,435)

Diluted weighted-average shares of common stock outstanding	8,127	8,092	8,114		8,082

a.
Includes a $2.5 million charge ($1.6 million to net loss attributable to common stockholders or $0.20 per share) for profit participation costs associated with Stratus' sale of The Oaks at Lakeway, partly offset by a $1.1 million gain ($0.7 million to net loss attributable to common stockholders or $0.09 per share) on the sale of a bank building and an adjacent undeveloped 4.1 acre tract of land at Barton Creek.

Revenue and operating income from the Real Estate Operations segment totaled $4.0 million and $0.1 million, respectively, for second-quarter 2017, compared with revenue and an operating loss of $1.5 million and $0.5 million, respectively, for second-quarter 2016. The increase in revenue and operating income in second-quarter 2017 was primarily driven by the sale of higher-priced developed properties and the sale of a six-acre tract of land.

Revenue from the Leasing Operations segment totaled $2.0 million for second-quarter 2017, compared with $2.4 million for second-quarter 2016. Lower revenues in second-quarter 2017 primarily reflect the sale of The Oaks at Lakeway, partially offset by an increase in revenue from the Santal multi-family project. Operating income totaled $0.5 million for both quarterly periods.

The Hotel segment reported lower revenue of $9.8 million and operating income of $1.6 million for second-quarter 2017, compared with revenue of $10.7 million and operating income of $2.2 million for second-quarter 2016. Results for second-quarter 2017 were driven by increased competition from several newly completed hotels in the downtown Austin area. Revenue per available room was $263 for second-quarter 2017, compared with $285 for second-quarter 2016.

Revenue and operating income from the Entertainment segment increased to $5.9 million and $1.1 million, respectively, for second-quarter 2017, compared with $5.0 million and $0.7 million, respectively, for second-quarter 2016. The increase in revenue and operating income in second-quarter 2017 was a result of an increase in the number of events hosted and higher ticket sales for both ACL Live and 3TEN ACL Live.

Corporate and other charges decreased by $1.3 million in second-quarter 2017, compared with second-quarter 2016, primarily as a result of legal and consulting fees associated with Stratus' successful proxy contest in the 2016 quarter.

Debt and Liquidity
At June 30, 2017, Stratus had consolidated debt of $204.2 million, compared to $291.1 million at December 31, 2016. Stratus' debt as a percentage of total asset value was 34 percent at June 30, 2017; for additional information, see "Cautionary Statement," and supplemental page VI.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $13.1 million for the first six months of 2017, primarily related to the development of Barton Creek properties, Lantana Place and West Killeen Market, compared with $30.1 million for the first six months of 2016, primarily related to the development of Barton Creek properties, Santal multi-family and The Oaks at Lakeway. As of June 30, 2017, Stratus had $30.0 million available under its $45.0 million revolving loan under its Comerica Bank credit facility, and $14.8 million of cash and cash equivalents.

In August 2017, Stratus extended the maturity of its credit facility with Comerica Bank by three months to November 30, 2017. Stratus is currently negotiating a modification and a longer-term extension of the credit facility, which is expected to close by the November 2017 maturity.

----------------------------------------------

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin, Texas area, but including projects in certain other select markets in Texas.

Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited second-quarter 2017 financial results today, August 9, 2017, at 11:00 a.m. ET. The public is invited to listen to the conference call by dialing (877) 317-6789 for domestic access and (412) 317-6789 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 domestically and by dialing (412) 317-0088 internationally. Please use replay ID: 10110238. The replay will be available on Stratus' website at stratusproperties.com until August 14, 2017.
____________________________

CAUTIONARY STATEMENT AND REGULATION G DISCLOSURE. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding the implementation and potential results of Stratus' active development plan, projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, commercial leasing activities, timeframes for development, construction and completion of Stratus' projects, capital expenditures, possible joint venture or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the sale of The Oaks at Lakeway, and other plans and objectives of management for future operations and activities and future dividend payments. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical fact are intended to identify those assertions as forward-looking statements. Under Stratus' Comerica credit facility, Stratus is not permitted to pay dividends on common stock without Comerica's prior written consent, which was obtained in connection with the March 2017 special cash dividend, but not required to be granted by Comerica in the future. The declaration of dividends is at the discretion of Stratus' Board, subject to restrictions under Stratus' Comerica credit facility, and will depend on Stratus' financial results, cash requirements, projected compliance with covenants in Stratus' debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its Board considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of Stratus' assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission (SEC) as updated by Stratus' subsequent filings with the SEC.

This press release also includes measures of Adjusted EBITDA and debt to total asset value, which are not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes these measures can be helpful to investors in evaluating its business. Adjusted EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. Debt to total asset value is a measure used by management to assess Stratus' borrowing capacity. Adjusted EBITDA and debt to total asset value are intended to be performance measures that should not be regarded as more meaningful than GAAP measures. Other companies may calculate these measures differently. As required by SEC Regulation G, reconciliations of Stratus' net loss attributable to common stockholders to Adjusted EBITDA and Stratus' GAAP debt used in the calculation of debt to total asset value are included in the supplemental schedules of this press release.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Real estate operations	$4,021	$1,448	$6,185	$3,703
Leasing operations	1,811	2,141	4,092	4,194
Hotel	9,765	10,658	20,079	21,233
Entertainment	5,832	4,903	11,737	9,046
Total revenues	21,429	19,150	42,093	38,176
Cost of sales:
Real estate operations	3,868	1,889	5,844	4,098
Leasing operations	973	1,043	2,658	1,905
Hotel	7,436	7,676	14,601	15,357
Entertainment	4,255	3,775	8,632	6,819
Depreciation	1,756	1,983	3,897	3,665
Total cost of sales	18,288	16,366	35,632	31,844
General and administrative expenses	2,846	4,146	6,242	7,221
Profit participation in sale of The Oaks at Lakeway	—	—	2,538	—
Gain on sales of assets	—	—	(1,115)	—
Total	21,134	20,512	43,297	39,065
Operating income (loss)	295	(1,362)	(1,204)	(889)
Interest expense, net	(1,508)	(2,346)	(3,483)	(4,315)
(Loss) gain on interest rate derivative instruments	(4)	(101)	82	(475)
Loss on early extinguishment of debt	—	—	(532)	(837)
Other income, net	13	4	18	8
Loss before income taxes and equity in unconsolidated affiliates' (loss) income	(1,204)	(3,805)	(5,119)	(6,508)
Equity in unconsolidated affiliates' (loss) income	(2)	(25)	(19)	73
Benefit from income taxes	321	1,347	1,583	2,269
Net loss and total comprehensive loss	(885)	(2,483)	(3,555)	(4,166)
Total comprehensive income attributable to noncontrolling interests in subsidiaries	(8)	—	(8)	—
Net loss and total comprehensive loss attributable to common stockholders	$(893)	$(2,483)	$(3,563)	$(4,166)

Basic and diluted net loss per share attributable to common stockholders	$(0.11)	$(0.31)	$(0.44)	$(0.52)

Basic and diluted weighted-average shares of common stock outstanding	8,127	8,092	8,114	8,082

Dividends declared per share of common stock	$—	$—	$1.00	$—

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$14,805	$13,597
Restricted cash	10,597	11,892
Real estate held for sale	20,196	21,236
Real estate under development	102,974	111,373
Land available for development	12,717	19,153
Real estate held for investment, net	190,619	239,719
Deferred tax assets	29,973	17,223
Other assets	13,573	17,982
Total assets	$395,454	$452,175

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$11,333	$6,734
Accrued liabilities, including taxes	11,193	13,240
Debt	204,168	291,102
Deferred gain	38,714	—
Other liabilities	10,410	10,073
Total liabilities	275,818	321,149

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	93	92
Capital in excess of par value of common stock	185,080	192,762
Accumulated deficit	(44,563)	(41,143)
Common stock held in treasury	(21,057)	(20,760)
Total stockholders' equity	119,553	130,951
Noncontrolling interests in subsidiaries	83	75
Total equity	119,636	131,026
Total liabilities and equity	$395,454	$452,175

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2017		2016
Cash flow from operating activities:
Net loss	$(3,555)		$(4,166)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,897		3,665
Cost of real estate sold	3,897		1,691
Gain on sales of assets	(1,115)		—
(Gain) loss on interest rate derivative contracts	(82)		475
Loss on early extinguishment of debt	532		837
Debt issuance cost amortization and stock-based compensation	647		698
Equity in unconsolidated affiliates' loss (income)	19		(73)
Deposits	(851)		21
Deferred income taxes	(12,607)	[a]	(38)
Purchases and development of real estate properties	(7,974)		(7,629)
Municipal utility district reimbursement	2,172		—
Decrease (increase) in other assets	2,205		(5,843)
(Increase) decrease in accounts payable, accrued liabilities and other	(895)		98
Net cash used in operating activities	(13,710)		(10,264)

Cash flow from investing activities:
Capital expenditures	(5,100)		(22,435)
Proceeds from sales of assets	117,261		—
Payments on master lease obligations	(927)		—
Other, net	(48)		(17)
Net cash provided by (used in) investing activities	111,186		(22,452)

Cash flow from financing activities:
Borrowings from credit facility	20,200		12,000
Payments on credit facility	(51,775)		(3,139)
Borrowings from project loans	7,766		168,875
Payments on project and term loans	(63,723)		(150,345)
Cash dividend paid	(8,127)		—
Stock-based awards net payments	(234)		(158)
Financing costs	(375)		(987)
Net cash (used in) provided by financing activities	(96,268)		26,246
Net increase (decrease) in cash and cash equivalents	1,208		(6,470)
Cash and cash equivalents at beginning of year	13,597		17,036
Cash and cash equivalents at end of period	$14,805		$10,566

a.	Primarily relates to a deferred tax asset associated with the gain on the sale of The Oaks at Lakeway.

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community, the Circle C community, Lantana and the condominium units at the W Austin Hotel & Residences); in Lakeway, Texas, located in the greater Austin area (Lakeway); and in Magnolia, Texas, located in the greater Houston area (Magnolia).

The Leasing Operations segment includes the office and retail space at the W Austin Hotel & Residences, a retail building in Barton Creek Village, the Santal multi-family project and the West Killeen Market in Killeen, Texas.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences in downtown Austin, Texas.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, including 3TEN ACL Live, which opened in March 2016 on the site of the W Austin Hotel & Residences, and the results of the Stageside Productions joint venture with Pedernales Entertainment LLC (see Note 2 in the Stratus 2016 Form 10-K for further discussion).

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Leasing Operations	Hotel	Entertainment	Eliminations and Other[b]	Total
Three Months Ended June 30, 2017:
Revenues:
Unaffiliated customers	$4,021	$1,811	$9,765	$5,832	$—	$21,429
Intersegment	8	221	82	85	(396)	—
Cost of sales, excluding depreciation	3,868	980	7,456	4,449	(221)	16,532
Depreciation	57	568	789	377	(35)	1,756
General and administrative expenses	—	—	—	—	2,846	2,846
Operating income (loss)	$104	$484	$1,602	$1,091	$(2,986)	$295
Capital expenditures[c]	$4,306	$2,748	$11	$40	$—	$7,105
Total assets at June 30, 2017	160,713	69,629	103,154	37,392	24,566	395,454

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (Continued)

	Real Estate Operations[a]	Leasing Operations	Hotel	Entertainment	Eliminations and Other[b]	Total
Three Months Ended June 30, 2016:
Revenues:
Unaffiliated customers	$1,448	$2,141	$10,658	$4,903	$—	$19,150
Intersegment	8	225	71	51	(355)	—
Cost of sales, excluding depreciation	1,889	1,051	7,719	3,927	(203)	14,383
Depreciation	54	766	851	371	(59)	1,983
General and administrative expenses	—	—	—	—	4,146	4,146
Operating (loss) income	$(487)	$549	$2,159	$656	$(4,239)	$(1,362)
Capital expenditures[c]	$4,504	$8,138	$174	$255	$—	$13,071
Total assets at June 30, 2016	180,039	116,554	105,167	39,405	13,093	454,258

Six Months Ended June 30, 2017:
Revenues:
Unaffiliated customers	$6,185	$4,092	$20,079	$11,737	$—	$42,093
Intersegment	21	431	173	125	(750)	—
Cost of sales, excluding depreciation	5,844	2,673	14,645	8,957	(384)	31,735
Depreciation	114	1,331	1,768	753	(69)	3,897
General and administrative expenses	—	—	—	—	6,242	6,242
Profit participation	—	2,538	—	—	—	2,538
Gain on sales of assets	—	(1,115)	—	—	—	(1,115)
Operating income (loss)	$248	$(904)	$3,839	$2,152	$(6,539)	$(1,204)
Capital expenditures[c]	$7,974	$4,779	$258	$63	$—	$13,074

Six Months Ended June 30, 2016:
Revenues:
Unaffiliated customers	$3,703	$4,194	$21,233	$9,046	$—	$38,176
Intersegment	16	361	160	84	(621)	—
Cost of sales, excluding depreciation	4,098	1,921	15,429	7,032	(301)	28,179
Depreciation	114	1,242	1,697	706	(94)	3,665
General and administrative expenses	—	—	—	—	7,221	7,221
Operating (loss) income	$(493)	$1,392	$4,267	$1,392	$(7,447)	$(889)
Capital expenditures[c]	$7,629	$21,895	$261	$279	$—	$30,064

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

c.	Also includes purchases and development of residential real estate held for sale.

V

STRATUS PROPERTIES INC.
RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (U.S. generally accepted accounting principles) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that Stratus' presentation of Adjusted EBITDA affords them greater transparency in assessing its financial performance. This information differs from net loss attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus' net loss attributable to common stockholders to Adjusted EBITDA follows (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss attributable to common stockholders	$(893)	$(2,483)	$(3,563)	$(4,166)
Depreciation	1,756	1,983	3,897	3,665
Interest expense, net	1,508	2,346	3,483	4,315
Benefit from income taxes	(321)	(1,347)	(1,583)	(2,269)
Profit participation in sale of The Oaks at Lakeway	—	—	2,538	—
Gain on sales of assets	—	—	(1,115)	—
Loss (gain) on interest rate derivative instruments	4	101	(82)	475
Loss on early extinguishment of debt	—	—	532	837
Adjusted EBITDA	$2,054	$600	$4,107	$2,857

DEBT TO TOTAL ASSET VALUE

Debt to total asset value is calculated by dividing the principal amount of Stratus' debt by the estimated market value of Stratus' assets ("gross value"). The gross value of assets is the same gross value shown in the NAV schedule on Stratus' website, stratusproperties.com, adjusted for certain changes that occurred during the first six months of 2017. Debt to total asset value is a financial measure that is used by management to assess the borrowing capacity of the company. Management uses this measure in making financial, operating and planning decisions and in evaluating Stratus' performance. This measure should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. Stratus' definition and calculation of this measure may differ from similarly titled measures used by others or similar metrics used by Stratus for debt covenant compliance. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety.

Below are reconciliations of Stratus' total asset value as of December 31, 2016, to its total asset value as of June 30, 2017, and Stratus' GAAP debt as of June 30, 2017, to debt used in the calculation of debt to total asset value (in millions, except percentage).

Total asset value as of December 31, 2016	$703.4	[a]
Less: Gross value of assets sold during the first half of 2017	(119.1)
Plus: Additions to West Killeen Market through borrowings	3.6
Plus: Change in Other Assets during the first half of 2017	10.7
Total asset Value as of June 30, 2017	$598.6	[a]

Debt as of June 30, 2017	$204.2
Plus: Deferred financing costs presented with debt	1.6
Principal amount of debt as of June 30, 2017	$205.8

Debt to Total Asset Value as of June 30, 2017	34%

a.
Total asset value at December 31, 2016, is equivalent to the gross value in the after-tax NAV calculation in the Investor Presentation dated May 10, 2017, on Stratus' website, stratusproperties.com. Total asset value or gross value in the after-tax NAV calculation represents the estimated market value of Stratus' assets, which differs from the net carrying value of Stratus' consolidated total assets under GAAP of $452.2 million at December 31, 2016, and $395.5 million at June 30, 2017.

VI